Exhibit 99.2

EXECUTION VERSION

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of October 24, 2014 (this “Agreement”), is entered into by and among Access Midstream Partners, L.P., a Delaware limited partnership (“ACMP”), Williams Partners L.P., a Delaware limited partnership (“WPZ”), and Williams Gas Pipeline Company, LLC, a Delaware limited liability company (the “Unitholder”).

RECITALS

WHEREAS, concurrently herewith, ACMP, Access Midstream Partners GP, L.L.C., a Delaware limited liability company and the general partner of ACMP (“ACMP General Partner”), VHMS LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ACMP (“Merger Sub”), WPZ, and Williams Partners GP LLC, a Delaware limited liability company and the general partner of WPZ (“WPZ General Partner”), are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will be merged with and into WPZ, with WPZ as the sole surviving entity (the “Merger”);

WHEREAS, as of the date hereof, the Unitholder is the Record Holder and beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of WPZ Units set forth opposite the Unitholder’s name on Schedule A hereto (the “Existing Units”);

WHEREAS, as a condition and inducement to ACMP’s and WPZ’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger and the GP Merger, ACMP, WPZ and the Unitholder are entering into this Agreement; and

WHEREAS, the Unitholder acknowledges that ACMP and WPZ are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Unitholder set forth in this Agreement and would not enter into the Merger Agreement if the Unitholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, ACMP, WPZ and the Unitholder hereby agree as follows:

1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

“ACMP Proxy Designee” means a Person designated by the ACMP Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any Person as an ACMP Proxy Designee.

“Covered Units” means, with respect to the Unitholder, the Unitholder’s Existing Units, together with any WPZ Units that the Unitholder becomes the Record Holder or beneficial owner of on or after the date hereof.

“Proxy Designee” means an ACMP Proxy Designee or a WPZ Proxy Designee.

“Record Holder” has the meaning ascribed thereto in the WPZ Partnership Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

“WPZ Proxy Designee” means a Person designated by the WPZ Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any Person as a WPZ Proxy Designee.

2. Agreement to Deliver Written Consent. Prior to the Termination Date (as defined herein), the Unitholder irrevocably and unconditionally agrees that it shall (a) within two Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), deliver (or cause to be delivered) a written consent pursuant to Section 13.11 of the WPZ Partnership Agreement covering all of the Covered Units approving (in all manners and by each applicable class) the Merger, the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement and (b) at any meeting of the limited partners of WPZ (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Covered Units to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Units (in all manners and by each applicable class) (i) in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (ii) against (A) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of WPZ or any of the WPZ Subsidiaries contained in the Merger Agreement and (B) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this

Agreement. If the Unitholder is the beneficial owner, but not the Record Holder, of any Covered Units, the Unitholder agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or exercise a consent with respect to) all of such Covered Units in accordance with this Section 2.

3. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, THE UNITHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, J. MICHAEL STICE, AND ANY OTHER PROXY DESIGNEE (AS DEFINED ABOVE), EACH OF THEM INDIVIDUALLY, THE UNITHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED UNITS SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE ACMP CONFLICTS COMMITTEE OR THE WPZ CONFLICTS COMMITTEE, AS APPLICABLE) AND COUPLED WITH AN INTEREST AND THE UNITHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY THE UNITHOLDER WITH RESPECT TO THE COVERED UNITS (AND THE UNITHOLDER HEREBY REPRESENTS TO WPZ AND ACMP THAT ANY SUCH OTHER PROXY IS REVOCABLE).

(b) The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement.

4. No Inconsistent Agreements. The Unitholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Units and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Units, in either case, which is inconsistent with the Unitholder’s obligations pursuant to this Agreement.

5. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties hereto to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 12 to 24 shall survive the termination of this Agreement; provided further that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

6. Representations and Warranties of the Unitholder. The Unitholder hereby represents and warrants to ACMP and WPZ as follows:

(a) The Unitholder is the Record Holder and beneficial owner of, and has good and valid title to, the Covered Units, free and clear of Liens other than as created by this Agreement. The Unitholder has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Units. As of the date hereof, other than the Existing Units, the Williams Parties are not the Record Holders and do not own beneficially any (i) units or voting securities of WPZ, (ii) securities of WPZ convertible into or exchangeable for units or voting securities of WPZ or (iii) options or other rights to acquire from WPZ any units, voting securities or securities convertible into or exchangeable for units or voting securities of WPZ. The Covered Units are not subject to any voting trust agreement or other contract to which the Unitholder is a party restricting or otherwise relating to the voting or Transfer of the Covered Units. The Unitholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Units, except as contemplated by this Agreement.

(b) The Unitholder is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Unitholder, the performance by the Unitholder of its obligations hereunder and the consummation by the Unitholder of the transactions contemplated hereby have been duly and validly authorized by the Unitholder and no other actions or proceedings on the part of the Unitholder are necessary to authorize the execution and delivery by the Unitholder of this Agreement, the performance by the Unitholder of its obligations hereunder or the consummation by the Unitholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Unitholder and, assuming due authorization, execution and delivery by ACMP and WPZ, constitutes a legal, valid and binding obligation of the Unitholder, enforceable against the Unitholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Unitholder for the execution, delivery and performance of this Agreement by the Unitholder or the consummation by the Unitholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by the Unitholder nor the consummation by the Unitholder of the transactions contemplated hereby nor compliance by the Unitholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of the Unitholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of the Unitholder pursuant to, any contract to which the Unitholder is a party or by which the Unitholder or any property or asset of the Unitholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Unitholder or any of the Unitholder’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of the Unitholder to perform its obligations hereunder.

(d) As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against the Unitholder or, to the knowledge of the Unitholder, any other Person or, to the knowledge of the Unitholder, threatened against the Unitholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by ACMP and WPZ of their rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e) The Unitholder understands and acknowledges that ACMP and WPZ are entering into the Merger Agreement in reliance upon the Unitholder’s execution and delivery of this Agreement and the representations and warranties of the Unitholder contained herein.

(f) The Unitholder is an Affiliate (as defined in the WPZ Partnership Agreement) of the General Partner (as defined in the WPZ Partnership Agreement).

7. Certain Covenants of the Unitholder. The Unitholder hereby covenants and agrees as follows, in each case except as otherwise approved in writing by ACMP and WPZ:

(a) Prior to the Termination Date, and except as contemplated hereby, the Unitholder shall not (i) Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Units or beneficial ownership or voting power thereof or therein (including by operation of law), (ii) grant any proxies or powers of attorney, deposit any Covered Units into a voting trust or enter into a voting agreement with respect to any Covered Units or (iii) knowingly take any action that would make any representation or warranty of the Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling the Unitholder from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Unitholder may Transfer any or all of the Covered Units, in accordance with applicable Law, to any of the Williams Parties; provided that prior to and as a condition to the effectiveness of such Transfer, (i) each Person to whom any of such Covered Units or any interest in any of such Covered Units is or may be Transferred shall have executed and delivered to ACMP and WPZ a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were the Unitholder and (ii) such Williams Party is an Affiliate of the General Partner (as defined in the WPZ Partnership Agreement). Any Transfer in violation of this provision shall be void.

(b) Prior to the Termination Date, in the event that the Unitholder becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional WPZ Units or other voting interests with respect to WPZ, Unitholder will promptly notify ACMP and WPZ of such WPZ Units or voting interests, such WPZ Units or voting interests shall, without further action of the parties, be deemed Covered Units and subject to the provisions of this Agreement, and the number of WPZ Units held by the Unitholder set forth on Schedule A hereto will be deemed amended accordingly and such WPZ Units or voting interests shall automatically become subject to the terms of this Agreement.

8. Transfer Agent. The Unitholder hereby authorizes ACMP or its counsel to notify WPZ’s transfer agent that there is a stop transfer order with respect to all Covered Units (and that this Agreement places limits on the voting and Transfer of such Covered Units); provided, however, that ACMP or its counsel will further notify WPZ’s transfer agent to lift and vacate the stop transfer order with respect to the Covered Units on the earlier of (a) the date on which the written consent of the Unitholder is delivered in accordance with Section 2 and (b) the Termination Date.

9. Unitholder Capacity. This Agreement is being entered into by the Unitholder solely in its capacity as a Holder of WPZ Units, and nothing in this Agreement shall restrict or limit the ability of the Unitholder or any Affiliate or any employee thereof who is a director or officer of WPZ to take any action in his or her capacity as a director or officer of WPZ to the extent specifically permitted by the Merger Agreement.

10. Disclosure. The Unitholder hereby authorizes ACMP and WPZ to publish and disclose in any announcement or disclosure required by the SEC and in the Information Statement/Prospectus the Unitholder’s identity and ownership of the Covered Units and the nature of the Unitholder’s obligations under this Agreement.

11. Non-Survival of Representations and Warranties. The representations and warranties of the Unitholder contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

12. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto and otherwise as expressly set forth herein.

13. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally,

or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to the Unitholder:

Williams Gas Pipeline Company, LLC

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: Senior Vice President – Corporate Strategic Development

Facsimile:

E-mail: frank.billings@williams.com

with a copy (which shall not constitute notice) to:

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Facsimile: (918) 573-3101

E-mail: craig.rainey@williams.com

(ii)	If to WPZ:

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Facsimile: (918) 573-4900

E-mail: craig.rainey@williams.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Joshua Davidson

                 Tull R. Florey

Facsimile: (713) 229-2727

E-mail: joshua.davidson@bakerbotts.com

             tull.florey@bakerbotts.com

(iii)	If to ACMP:

Access Midstream Partners, L.P.

525 Central Park Drive

Oklahoma City, Oklahoma 73105

Attention: General Counsel

Facsimile: (405) 727-3372

E-mail: regina.gregory@accessmidstream.com

with a copy (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 N. King Street

Wilmington, Delaware 19801

Attention: Srinivas M. Raju

Facsimile: (302) 498-7748

E-mail: Raju@rlf.com

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

Facsimile: (713) 546-5401

E-mail: ryan.maierson@lw.com

15. Entire Agreement. This Agreement, the Merger Agreement (including the Exhibits and Schedules thereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, with the exception of those rights conferred to the ACMP Conflicts Committee and the WPZ Conflicts Committee in Section 25.

17. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware.

18. Submission to Jurisdiction; Waiver of Jury Trial. To the fullest extent permitted by law, each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any federal or state court located in the State of Delaware) (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum, (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement, and (d) agrees to service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 14 or in any manner prescribed by the Laws of the State of Delaware.

19. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of all other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that ACMP may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of ACMP, WPZ may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of WPZ, and the Unitholder may Transfer any or all of the Covered Units in accordance with Section 7(a); provided further that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

20. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which such party is entitled at law or in equity. To the fullest extent permitted by law, each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

21. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

22. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

23. Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

24. No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

25. Conflicts Committees. In addition to any other approvals required by the parties under this Agreement, any waiver, amendment, termination or assignment of rights permitted by this Agreement must be approved (i) in the case of ACMP, by the ACMP Conflicts Committee and (ii) in the case of WPZ, by the WPZ Conflicts Committee.

26. WPZ Class D Units. The Unitholder agrees to take all actions as may be required, if any, to convert each of the outstanding WPZ Class D Units into one WPZ Common Unit on or prior to the Closing Date (but in all events prior to the Effective Time) in accordance with the terms of the WPZ Partnership Agreement.

27. ACMP Partnership Agreement Amendment. The Unitholder agrees to take all actions as may be required, if any, to obtain the ACMP Amendment Vote.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, ACMP, WPZ, and the Unitholder have caused to be executed or executed this Agreement as of the date first written above.

ACCESS MIDSTREAM PARTNERS, L.P.,

By:	Access Midstream Partners GP, L.L.C.,
its general partner

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	CEO

WILLIAMS PARTNERS L.P.,

By:	Williams Partners GP LLC, its general partner

By:	/s/ Donald R. Chappel
Name:	Donald R. Chappel
Title:	Chief Financial Officer

UNITHOLDER:

WILLIAMS GAS PIPELINE COMPANY, LLC,

By:	/s/ Frank Billings
Name:	Frank Billings
Title:	Senior Vice President

SIGNATURE PAGE TO SUPPORT AGREEMENT

SCHEDULE A

Unitholder	Existing Units

Williams Gas Pipeline Company, LLC	WPZ Common Units: 279,472,244

WPZ Class D Units: 26,475,507

Schedule A

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